EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                       ORBCOMM BEGINS CONSENT SOLICITATION

Dulles, VA, January 19, 1999 - ORBCOMM Global, L.P. (ORBCOMM), the first commercial provider of global low-Earth orbit (LEO) satellite data and messaging communications services, today announced that it has begun to solicit consents from the holders of its 14% Senior Notes due 2004 (the "Notes").

The consents are being solicited to permit ORBCOMM to make certain proposed amendments to the Indenture governing the Notes (the "Indenture") in order to, among other things: (i) provide for the payment of certain administrative expenses subsequent to a possible future initial public offering; (ii) provide ORBCOMM greater flexibility in marketing and distributing its products and services; (iii) consolidate certain categories of permitted indebtedness under the Indenture; and (iv) make certain other modifications to the Indenture that address ambiguities and inconsistencies that have been identified since the Notes were originally issued.

If the requisite consents are received with respect to the proposed amendments, the Company will pay a consent fee equal to $5.00 per $1,000 principal amount of the Notes for which consents are received, and not revoked, prior to the Expiration Date, which is 5:00 p.m. New York City time, February 3, 1999, unless otherwise extended. The Record Date for the solicitation is January 15, 1999.

Bear, Stearns & Co. Inc. is acting as the Solicitation Agent for the solicitation. Any questions concerning the solicitation may be directed to Bear, Stearns & Co. Inc., Liability Management Group, at (877) 696-BEAR (2327), toll-free.

This press release does not constitute a solicitation in any jurisdiction.


                                       ###

This release may contain forward-looking statements. These forward-looking statements are based on a number of assumptions and ORBCOMM's actual results and operations may be materially different from those expressed or implied by such statements. For a description of factors that may cause ORBCOMM's results to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of ORBCOMM Global, L.P.

FOR MORE INFORMATION PLEASE CONTACT:

ORBCOMM
Wende Cover
(703) 406-5774
cover.wende@orbcomm.com